Exhibit 23(o)(ii)


                                     FORM OF
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                      LEGG MASON LIGHT STREET TRUST, INC.:
                        LEGG MASON CLASSIC VALUATION FUND


         Legg Mason Light Street Trust, Inc. hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of Legg Mason Classic Valuation Fund (the "Fund").

A.       GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
         ------------------------------------------------

1. PRIMARY CLASS SHARES. Primary Class shares of the Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

         Primary Class shares of the Fund are available to all investors except those qualified to purchase Navigator Class shares.

         Primary Class shares of the Fund are subject to an annual distribution fee of up to .75% of the average daily net assets of the Primary Class shares of the Fund and an annual service fee of .25% of the average daily net assets of the Primary Class shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

         2. NAVIGATOR CLASS SHARES. Navigator Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

         Navigator Class shares of the Fund are available for purchase only: (i) to certain institutions who were clients of Fairfield Group, Inc. as of February 28, 1999 for investment of their own funds and funds for which they act in a fiduciary capacity; (ii) to clients of Legg Mason Trust Company ("Trust Company") for which Trust Company exercises discretionary investment management responsibility; (iii) to qualified retirement plans managed on a discretionary basis and having net assets of at least $200 million; (iv) to any qualified retirement plan of Legg Mason, Inc. or of any of its affiliates; (v) to ERISA clients of Bartlett & Co. that were shareholders of Bartlett Short Term Bond Fund or Bartlett Fixed Income Fund on December 19, 1996; and (vi) to shareholders of Class Y shares of the Bartlett Financial Services Fund and Bartlett Europe Fund series of Bartlett Capital Trust on October 5, 1999. Navigator Class shares are also available for purchase by exchange, as described below.

B.       EXPENSE ALLOCATIONS OF EACH CLASS:
         ----------------------------------

         Certain expenses may be attributable to a particular Class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

         In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:



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                  (1)      legal,  printing  and  postage  expenses  related  to
                           preparing   and   distributing   materials   such  as
                           shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

                  (2)      Blue Sky fees incurred by a specific Class of shares;

                  (3) SEC registration fees incurred by a specific Class of shares;

                  (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

                  (5) Directors' fees incurred as a result of issues relating to a specific Class of shares;

                  (6) litigation expenses or other legal expenses relating to a specific Class of shares;

                  (7)      transfer   agent  fees  and   shareholder   servicing
                           expenses   identified  as  being  attributable  to  a
                           specific Class; and

                  (8) such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.

C.       EXCHANGE PRIVILEGES:
         --------------------

         Primary Class and Navigator Class shares of the Fund may be exchanged for shares of the corresponding Class of other Legg Mason funds, or may be acquired through an exchange of shares of the corresponding Class of other Legg Mason funds.

         Legg Mason U.S. Government Money Market Portfolio, Legg Mason Cash Reserve Trust and Legg Mason Tax Exempt Trust (collectively referred to as "Legg Mason Money Market Funds") currently offer only one class of shares. So long as a Legg Mason Money Market Fund offers only a single class of shares, Primary Class and Navigator Class shares of the Fund may be exchanged for shares of that Legg Mason Money Market Funds, or may be acquired through an exchange of shares of that Money Market Fund.

         These exchange privileges may be modified or terminated by the Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

D.       CLASS DESIGNATION:
         ------------------

         Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its Classes of shares.



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E.       ADDITIONAL INFORMATION:
         -----------------------

         This Multiple Class Plan is qualified by and subject to the terms of the then current prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The prospectuses for the Fund contain additional information about the Classes and the Fund's multiple class structure.

F.       DATE OF EFFECTIVENESS:
         ----------------------

         This Multiple Class Plan is effective on ________, 1999, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Directors of Legg Mason Light Street Trust, Inc. and by vote of a majority of those directors who are not interested persons.


_______________, 1999






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